Elgin, Illinois                                                  Contact Person:
February 4, 2004                                                 James J. Kovac
Company Press Release                                            President
                                                                 847-741-3900


   EFC BANCORP, INC. ANNOUNCES RECORD YEAR 2003 OPERATING RESULTS, INCLUDING A
                  15.8% INCREASE IN DILUTED EARNINGS PER SHARE

         Barrett J. O'Connor, Chief Executive Officer of EFC Bancorp, Inc. (AMEX: EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the Company for the three months and year ended December 31, 2003 of $1.7 million and $7.2 million, respectively, compared to $1.5 million and $6.1 million for the comparable prior year periods. For the three months ended December 31, 2003 basic and diluted earnings per share increased 13.9% and 14.7% to $0.41 and $0.39, respectively from $0.36 and $0.34 for the comparable prior year periods. In addition, for the year ended December 31, 2003 basic and diluted earnings per share increased 16.4% and 15.8% to $1.70 and $1.61, respectively from $1.46 and $1.39 for the comparable prior year periods.

         Total assets at December 31, 2003 were $897.1 million, which represents an increase of $114.7 million, or 14.7%, compared to $782.4 million at December 31, 2002. The increase in total assets was the result of increases in loans receivable of $119.9 million, or 20.1%, to $716.9 million at December 31, 2003 from $597.0 million at December 31, 2002, bank owned life insurance, which increased $5.8 million, or 46.9%, to $18.0 million at December 31, 2003 from $12.2 million at December 31, 2002, investment securities, which increased $2.7 million, or 3.0%, to $90.7 million at December 31, 2003 from $88.0 million at December 31, 2002, and stock in Federal Home Loan Bank of Chicago, which increased $1.5 million, or 16.2%, to $10.9 million at December 31, 2003 from $9.4 million at December 31, 2002. These increases were partially offset by decreases in cash and cash equivalents, which decreased $10.9 million, or 33.4%, to $21.9 million at December 31, 2003 from $32.8 million at December 31, 2002, mortgage-backed securities, which decreased $5.1 million or 33.4% to $10.2 million at December 31, 2003 from $15.3 million at December 31, 2002, and the sale of foreclosed real estate of $1.9 million from December

31, 2002 to December 31, 2003. The loan growth was funded by increases in deposits and borrowed money. Deposits increased $72.6 million, or 13.8%, to $596.8 million at December 31, 2003 from $524.2 million at December 31, 2002. Borrowed money, primarily representing FHLB advances, increased $40.0 million to $211.8 million at December 31, 2003 from $171.8 million at December 31, 2002.

         Stockholders' equity increased $3.6 million to $78.4 million at December 31, 2003 from $74.8 million at December 31, 2002. The increase in stockholders' equity was primarily the result of the Company's net income for the year ended December 31, 2003, which was partially offset by an $819,000 decrease in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio, stock repurchases and dividends paid. As of December 31, 2003, there were 4,592,671 shares of common stock outstanding, resulting in a book value of $17.07 per share.

         Net interest income before provision for loan losses increased by $272,000, or 4.7%, to $6.1 million for the three months ended December 31, 2003 and $2.0 million, or 9.1% to $24.2 million for the year ended December 31, 2003 as compared to the respective prior year periods. These increases are primarily due to increases in average interest-earning assets of $115.8 million and $110.5 million for the three months and year ended December 31, 2003, respectively compared to the prior year periods, the effect of which was partially offset by decreases in the average yield on interest-earning assets of 91 basis points and 81 basis points for the comparable time periods. The decreases in the average yield on interest earning assets are due to the overall lower interest rate environment. In addition, average interest-bearing liabilities increased $111.4 million and $102.2 million for the three months and year ended December 31, 2003, respectively compared to the prior year periods. The average cost of interest-bearing liabilities decreased 67 basis points and 71 basis points from the three months and year ended December 31, 2002 to the three months and year ended December 31, 2003, respectively. Interest rate spread decreased 24 basis points to 2.73% for the three months ended December 31, 2003 from 2.97% for the three months ended December 31, 2002 and 10 basis points to 2.81% for the year ended December 31, 2003 from 2.91% for the year ended December 31, 2002. In addition, net interest margin decreased 33 basis points to 2.99% for the three months ended December 31, 2003 from 3.32% for the three months ended December 31, 2002 and 20 basis points to 3.11% for the year ended December 31, 2003 from 3.31% for the year ended December 31, 2002. The lower interest rate spread and net interest margin are primarily due to the overall lower interest rate environment. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses decreased $75,000 to $150,000 for the three months ended December 31, 2003 and $287,000 to $613,000 for the year ended December 31, 2003, as compared to the prior year periods.

         Noninterest income increased $479,000, or 47.1%, to $1.5 million for the three months ended December 31, 2003 from the prior year period. The increase is primarily due to increases of $151,000 in gain on sale of foreclosed real estate, $157,000 in insurance and brokerage commissions and $119,000 in service fees. These increases were partially offset by a decrease of $155,000 in income generated by Computer Dynamics Group, Inc. ("CDGI"). In addition, noninterest income increased $1.4 million, or 32.8%, to $5.7 million for the year ended December 31, 2003 from the prior year period. The increase is due to increases of $816,000 in gain on sale of securities, $566,000 in service fees, $192,000 in gain on sale of foreclosed real estate and $152,000 in bank owned life insurance as compared to the prior year period. These increases were partially offset by decreases of $496,000 in income generated by CDGI and $44,000 in gain on sale of loans as compared to the prior year period. The sale of securities, which resulted in a gain, was an economic decision based on favorable market conditions. The decrease in income generated by CDGI is largely due to a decrease in sales related to a weaker demand for technology services.

         Noninterest expense increased by $456,000, or 10.4%, to $4.8 million for the three months ended December 31, 2003 over the comparable period in 2002. Of this increase, $392,000 was directly related to compensation and benefits, and $67,000 was related to data processing. Noninterest expense increased by $2.0 million, or 11.8%, to $18.6 million for the year ended December 31, 2003 over the comparable prior year period. Of this increase, $747,000 was directly related to compensation and benefits, $328,000 was related to office building operations resulting from the costs related to the two new branch offices placed in service over the last year, $53,000 was related to advertising and $92,000 was related to data processing. The increases in compensation and benefits, for the above periods, are primarily due to a combination of annual salary increases and the addition of staff.

         On December 18, 2003, the Company announced an increase in its quarterly dividend to $0.1475 from $0.1450 per share. Payment of the cash dividend was made on January 13, 2004 to shareholders of record on December 31, 2003. This represents the Company's twelfth increase in the dividend since becoming a public company. The current dividend of $0.1475 represents a 47.5% increase from the initial dividend the Company declared in March 1999. On January 16, 2004, the Company announced the completion of its plan to purchase 5% of the Company's outstanding common stock, which was announced on September 27, 2001. The total shares purchased were 231,808 at an average price per share of $17.93.

         On February 3, 2004 the Company's stock price closed at $26.25 per share on the American Stock Exchange. The Company's price to book value per share ratio and dividend yield totaled 153.8% and 2.25%, respectively.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $897.1 million in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains eight full service offices in Elgin and surrounding communities. New EFS Bank offices are planned for 2004 in St. Charles and Crystal Lake, Illinois.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


PRESS RELEASE DATA
--------------------------------------------------------------------------------------------------------------------------
EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
--------------------------------------------------------------------------------------------------------------------------
                                                                           December 31,    September 30,    December 31,
                                                                               2003            2003            2002
--------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
  Total Assets                                                                  897,093        881,609        782,376
  Loans receivable, net                                                         716,884        700,036        597,049
  Investment securities available-for-sale                                       90,656         89,670         87,982
  Mortgage-backed securities available-for-sale                                  10,165         11,817         15,256
  Deposits                                                                      596,764        590,156        524,190
  FHLB Advances                                                                 204,700        197,700        171,700
  Stockholders' equity                                                           78,404         76,570         74,777
  Non-performing assets                                                           2,767          2,897          4,382
  Non-performing loans                                                            2,767          2,858          2,396
  Allowance for loan losses                                                       3,755          3,605          3,141
--------------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS:
  Total equity to total assets                                                     8.74%          8.69%          9.56%
  Allowance for loan losses as a % of nonperforming assets                       135.71%        124.44%         71.68%
  Allowance for loan losses as a % of nonperforming loans                        135.71%        126.14%        131.09%
  Allowance for loan losses as a % of loans, net                                   0.52%          0.51%          0.53%
  Book value per share                                                            17.07          16.72          16.13
  Market value per share                                                          23.90          21.00          18.25
  Dividends per share (for the quarter ended)                                    0.1475         0.1450         0.1375
--------------------------------------------------------------------------------------------------------------------------


                                                                      Three months ended              Year ended
                                                                         December 31,                 December 31,
                                                                -------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA                                 2003          2002           2003           2002
                                                                -------------------------------------------------------
  (IN THOUSANDS, EXCEPT PER SHARE DATA):
  Interest income                                                 $ 11,438        11,464         45,750         45,018
  Interest expense                                                   5,354         5,651         21,543         22,821
                                                                -------------------------------------------------------
    Net interest income before provision for loan losses             6,084         5,813         24,207         22,197
  Provision for loan losses                                            150           225            613            900
                                                                -------------------------------------------------------
    Net interest income after provision for loan losses              5,934         5,588         23,594         21,297
  Noninterest income                                                 1,497         1,018          5,736          4,321
  Noninterest expense                                                4,839         4,383         18,610         16,646
                                                                -------------------------------------------------------
    Income before income tax expense and minority interest           2,592         2,223         10,720          8,972
  Income tax expense                                                   852           709          3,619          2,882
                                                                -------------------------------------------------------
    Income before minority interest                                  1,740         1,514          7,101          6,090
  Minority interest                                                      2            21             84             57
                                                                -------------------------------------------------------
    Net income                                                    $  1,742         1,535          7,185          6,147
                                                                =======================================================

  Earnings per share - basic                                      $   0.41          0.36           1.70           1.46
  Earnings per share - diluted                                        0.39          0.34           1.61           1.39


                                                                      Three months ended               Year ended
                                                                          December 31,                 December 31,
                                                                 ------------------------------------------------------
                                                                      2003          2002           2003           2002
                                                                 ------------------------------------------------------
SELECTED RATIOS:
  Return on average assets (1)                                        0.78%         0.80%          0.84%          0.84%
  Return on average equity (1)                                        8.98%         8.26%          9.40%          8.52%
  Noninterest expense to average total assets (1)                     2.17%         2.27%          2.19%          2.27%
  Efficiency ratio (3)                                                63.8%         64.2%          62.2%          62.8%

  Tax Equivalent Net Interest Margin:
  Interest income as stated                                      $  11,438        11,464         45,750         45,018
  Add: Tax equivalent adjustment - investments (2)                     193           195            799            713
       Tax equivalent adjustment - loans (2)                             -             1              4             12
                                                                 ----------      --------       --------       --------
  Tax equivalent interest income                                 $  11,631        11,660         46,553         45,743
                                                                 ==========      ========       ========       ========

  Net interest margin without tax adjustment (1)                      2.90%         3.21%          3.01%          3.21%
  Net interest margin - tax equivalent (1)(2)                         2.99%         3.32%          3.11%          3.31%
  Yield on interest-earning assets without tax adjustment (1)         5.45%         6.34%          5.70%          6.50%
  Yield on interest-earning assets  - tax equivalent (1)(2)           5.54%         6.45%          5.80%          6.61%
  Yield on interest-bearing liabilities (1)                           2.81%         3.48%          2.99%          3.70%
  Interest rate spread without tax adjustment (1)                     2.64%         2.86%          2.71%          2.80%
  Interest rate spread  - tax equivalent (1)(2)                       2.73%         2.97%          2.81%          2.91%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):

                                                                      Three months ended               Year ended
                                                                          December 31,                 December 31,
                                                                 -------------------------------------------------------
                                                                      2003          2002           2003           2002
                                                                 -------------------------------------------------------

  Total Assets                                                   $ 893,762       770,815        851,367        732,538
  Loans receivable, net                                            710,939       588,119        665,309        566,984
  Total deposits                                                   552,373       477,935        528,897        444,187
  Borrowings                                                       208,700       171,700        190,450        172,992
  Stockholders' equity                                              77,604        74,362         76,425         72,147

  (1) 3 month ratios are annualized.
  (2) This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.